Exhibit 4.1

Treehouse Foods, Inc.
$100,000,000
6.03% Senior Notes due September 30, 2013

Note Purchase Agreement

Dated September 22, 2006

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Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock, etc.

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Exhibit 1	—	Form of 6.03% Senior Note due September 30, 2013

Exhibit 4.4(a)	—	Form of Opinion of Special Counsel for the Company

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

Exhibit 9.7	—	Form of Guaranty Agreement

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Treehouse Foods, Inc.
Two Westbrook Corporate Center
Suite 1070
Westchester, IL 60154
6.03% Senior Notes due September 30, 2013
September 22, 2006
To Each of the Purchasers Listed in
     Schedule A Hereto:
Ladies and Gentlemen:
     Treehouse Foods, Inc., a Delaware corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:
Section 1. Authorization of Notes.
     Section 1.1. Notes. The Company will authorize the issue and sale of $100,000,000 aggregate principal amount of its 6.03% Senior Notes due September 30, 2013 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1 with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. The Notes will be guaranteed by the Guarantors pursuant to the Guaranty Agreement.
     Section 1.2. Additional Interest. If the Leverage Ratio exceeds 3.5 to 1.0 as of the end of any fiscal quarter of the Company, as evidenced by the financial statements and related Officer’s Certificate delivered with respect to such fiscal quarter pursuant to Sections 7.1(a) or (b) and 7.2(a), respectively (collectively, the “Company Reports”), then, in addition to all other interest accruing thereon (and all rights and remedies of the holders in the event the Leverage Ratio exceeds 4.00 to 1.00), additional interest in the amount of 1.00% per annum (the “Additional Interest”) shall accrue on the Notes, commencing on (and retroactive to) the first day of the fiscal quarter immediately following the fiscal quarter in respect of which such Company Reports were delivered and continuing until the Company has delivered its Company Reports demonstrating that, as of the end of the fiscal quarter in respect of which such Company Reports were delivered, the Leverage Ratio did not exceed 3.5 to 1.0. Following delivery of the Company Reports demonstrating that the Leverage Ratio did not exceed 3.5 to 1.0, the Additional Interest shall cease to accrue or be payable on and after the first day of the fiscal

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quarter immediately following the fiscal quarter in respect of which such Company Reports were delivered.
Section 2. Sale and Purchase of Notes.
     Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 3. Closing.
     The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on September 22, 2006 or on such other Business Day thereafter on or prior to September 26, 2006 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 699285672 at JPMorgan Chase Bank, N.A., ABA #021000021 (Reference: 2006 Senior Notes). If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
Section 4. Conditions to Closing.
     Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
     Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement and of the Guarantor in the Guaranty Agreement shall be correct when made and at the time of the Closing.
     Section 4.2. Performance; No Default. The Company and the Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the

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Guaranty Agreement required to be performed or complied with by them prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1, 10.2, 10.3, 10.5, 10.6 or 10.8 had such Sections applied since such date.
     Section 4.3. Compliance Certificates.
     (a) Officer’s Certificate. The Company and the Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
     (b) Secretary’s Certificate. The Company and the Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement in the case of the Company and the Guaranty Agreement in the case of the Guarantor.
     Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Winston & Strawn LLP, counsel for the Company and Guarantor, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
     Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
     Section 4.6. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

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     Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, reasonable charges and reasonable disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
     Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.
     Section 4.9. Changes in Corporate Structure. Neither the Company nor the Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
     Section 4.10. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
     Section 4.11. Guaranty Agreement. Such Purchaser shall have received a true and complete copy of the Guaranty Agreement, duly executed and delivered by the Guarantor identified in Schedule 5.4, and the Guaranty Agreement shall be in full force and effect.
     Section 4.12. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 5. Representations and Warranties of the Company.
          The Company represents and warrants to each Purchaser that:
     Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

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     Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.3. Disclosure. The Company, through its agent, J.P. Morgan Securities Inc., has delivered to each Purchaser a copy of a Private Placement Memorandum, dated August 9, 2006 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, the financial statements listed in Schedule 5.5, and the Company’s Forms 10-K for the fiscal year ending December 31, 2005 and Forms 10-Q for the fiscal quarters ending March 31, 2006 and June 30, 2006, each heretofore filed with the SEC and delivered (or deemed delivered in accordance with this Agreement) to the Purchasers (this Agreement, the Memorandum and such documents, certificates or other writings, such financial statements and such Forms 10-K and 10-Q, each delivered to each Purchaser prior to August 24, 2006 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
     Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.
          (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

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          (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
          (d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
     Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
     Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
     Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

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     Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction (other than those tax returns which individually or in the aggregate are not Material) and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. There are no open or unaudited tax years with respect to Federal income tax liabilities of the Company and its Subsidiaries.
     Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
     Section 5.11. Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
          (b) To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any

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other Person, except for any infringement which could not reasonably be expected to have a Material Adverse Effect.
          (c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries, except for violations which could not reasonably be expected to have a Material Adverse Effect.
     Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan (other than Multiemployer Plans) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.
          (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans) subject to Title IV of ERISA, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $15,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
          (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
          (d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
          (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax would be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s

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representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.
     Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 19 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes to refinance existing Indebtedness under its revolving credit facility and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1.0% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1.0% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of June 30, 2006 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
          (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.5.
          (c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such

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Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.
     Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
          (b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
          (c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
     Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
     Section 5.18. Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
          (c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and

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          (d) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
Section 6. Representations of the Purchasers.
     Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
     Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
     (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
     (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
     (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained

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by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or
     (e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
     (f) the Source is a governmental plan; or
     (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
     (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Treehouse Foods, Inc.	Note Purchase Agreement
Section 7. Information as to Company.
     Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:
     (a) Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
     (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
     (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available (x) on “EDGAR” (or similar service that the Company has confirmed in writing is accessible by each holder of Notes) and (y) on its home page on the worldwide web (at the date of this Agreement located at: http//www.treehousefoods.com) (or on another relevant web page that the Company has confirmed in writing is accessible by each holder of Notes) and shall have given each Purchaser prior notice (which such notice may be made by electronic mail to any holder of Notes who has provided to the Company one or more email addresses as set forth in its Schedule A) of such availability on EDGAR and on its home page (or any similar sources permitted in the foregoing clauses (x) and (y)) in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
     (b) Annual Statements — within 120 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

Treehouse Foods, Inc.	Note Purchase Agreement
     (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
     (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;
     (c) SEC and Other Reports — except for information delivered in accordance with Sections 7.1(a) and (b), promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material, provided, that the Company shall be deemed to have made delivery of the documents in this Section 7.1(c) if it shall have timely made Electronic Delivery thereof;
     (d) Notice of Default or Event of Default — promptly, and in any event within ten Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
     (e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice

Treehouse Foods, Inc.	Note Purchase Agreement
setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
     (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
     (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or
     (iii) any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
     (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and
     (g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.
     Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):
     (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the

Treehouse Foods, Inc.	Note Purchase Agreement
requirements of Sections 10.5(k), 10.6(e), 10.7 and 10.8 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
     (b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.
     Section 7.3. Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
     (a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times during normal business hours as may be reasonably requested in writing, provided that visitations pursuant to this paragraph (a) shall be limited to no more than once per calendar year; and
     (b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times during normal business hours and as often as may be requested.
Section 8. Payment and Prepayment of the Notes.
     Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

Treehouse Foods, Inc.	Note Purchase Agreement
     Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5.0% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
     Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.
     Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
     Section 8.6. Make-Whole Amount.
          “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the

Treehouse Foods, Inc.	Note Purchase Agreement
Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
     “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
     “Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
     In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

Treehouse Foods, Inc.	Note Purchase Agreement
          “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
          “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     Section 8.7. Prepayments in Connection with a Change of Control.
     (a) Notice of Change of Control. The Company will promptly, and in any event within 10 Business Days after the occurrence of any Change of Control, give written notice of such Change of Control to each holder of Notes unless notice in respect of such Change of Control shall have been given pursuant to paragraph (b) below. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (c) below and shall be accompanied by the certificate described in paragraph (f) below.
     (b) Notice of Proposed Change of Control. If the Company proposes to take any action that the Company reasonably believes will result in the consummation of a Change of Control, the Company will at least 15 and not more than 60 days prior to the taking of such action give written notice thereof to each holder of Notes containing and constituting an offer to prepay Notes as described in paragraph (c) below, accompanied by the certificate described in paragraph (f) below, and contemporaneously with such Change of Control, prepay all Notes required to be prepaid in accordance with this Section 8.7.
     The obligation of the Company to prepay Notes pursuant to the offers made in accordance with this paragraph (b) and accepted in accordance with paragraph (d) below is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control in fact occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change of Control shall be deemed rescinded).

Treehouse Foods, Inc.	Note Purchase Agreement
     (c) Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraphs (a) and (b) above shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder of a Note on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by paragraph (a) above, such date shall be not less than 30 days and not more than 60 days after the date of such offer. If such Proposed Prepayment Date is in connection with an offer contemplated by paragraph (b) above, such date shall be the date that the Company reasonably believes the Change of Control will be consummated.
     (d) Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company at least 10 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute rejection of such offer by such holder.
     (e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes together with interest on such Notes accrued to the date of prepayment, without the payment of any Make-Whole Amount. The prepayment shall be made on the Proposed Prepayment Date except as provided in the second paragraph of paragraph (b) above.
     (f) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid (which shall be the outstanding principal amount of each Note); (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; and (v) in reasonable detail, the nature and date or proposed date of the Change of Control.
     Section 8.8. Prepayment in Connection with Asset Dispositions. In the event of any Debt Prepayment Application as contemplated by Section 10.8, the Company shall offer (the “Initial 8.8 Offer”) to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note (which offer shall be in writing and shall offer to make such prepayment on a Business Day which is not less than 30 and not more than 60 days after the date of the notice of offer (the “Disposition Prepayment Date”)), together with accrued interest thereon to the date of such prepayment, but without any Make-Whole Amount. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer within 15 days of receipt thereof by giving notice of such acceptance or rejection to the Company, provided, however, that any holder who fails to so notify the Company within 15 days of receipt of the notice of offer of prepayment shall be deemed to have rejected such offer. If any holder rejects or is deemed to have rejected such offer of prepayment in accordance with the preceding sentence (collectively, the “Rejecting Holders”), then, for the purposes of determining compliance with Section 10.8(c), the Company nevertheless will be deemed to have made a Debt

Treehouse Foods, Inc.	Note Purchase Agreement
Prepayment Application in an amount equal to the Ratable Portion offered to the Rejecting Holders.
          In the event (i) there are Rejecting Holders and (ii) the Leverage Ratio exceeded 3.0 to 1.0 as of the end of the fiscal quarter immediately preceding the date of the Initial 8.8 Offer, then the Company shall offer on a pro rata basis (based on the respective principal amounts of Notes held by each holder receiving the offer pursuant to this sentence) the Ratable Portion previously offered to such Rejecting Holders (collectively, the “Second Round Offered Amount”) to those holders of Notes that have accepted the initial offer of prepayment. Such additional offer shall be made to the accepting holders not less than 10 days before the Disposition Prepayment Date and each holder receiving such notice shall accept or reject such additional offer within 5 days of receipt thereof by giving notice of such acceptance or rejection to the Company (provided, that any holder who fails to so notify the Company within 5 days of receipt of the notice of such additional offer shall be deemed to have rejected such additional offer). The Company shall prepay on the Disposition Prepayment Date the Ratable Portion of each Note held by the holders who have accepted such offer in accordance with this Section 8.8, plus the amount of any Second Round Offered Amount to those holders who have accepted such additional offer in accordance with this Section 8.8, and, in each case, together with accrued interest thereon to the date of such prepayment.
          “Ratable Portion” for any Note means, with respect to a Debt Prepayment Application, an amount equal to the product of (x) the Net Proceeds Amount being applied (or offered to be prepaid in the case of the Notes) to the payment of Senior Debt multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Debt of the Company and its Subsidiaries.
Section 9. Affirmative Covenants.
          The Company covenants that so long as any of the Notes are outstanding:
     Section 9.1. Compliance with Law. Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established

Treehouse Foods, Inc.	Note Purchase Agreement
reputations engaged in the same or a similar business and similarly situated, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.
     Section 9.5. Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.6. Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
     Section 9.7. Guaranty Agreement; Release. (a) The Company may at any time and from time to time cause any Subsidiary which is not then a Guarantor to become a Guarantor by executing and delivering a Guaranty Joinder Agreement to each holder of Notes and by providing the following to each holder of a Note:

Treehouse Foods, Inc.	Note Purchase Agreement
          (i) an opinion from legal counsel to such Subsidiary in form and substance substantially consistent with the opinions to be delivered under Section 4.4 relating to the Guaranty Agreement entered into on the date of Closing, and
          (ii) certified copies of corporate showings (including, without limitation, closing certificates) of such Subsidiary which are consistent in scope with the showings delivered by the Guarantor at Closing.
          (b) Notwithstanding anything in this Agreement or in the Guaranty Agreement to the contrary, in the event that the Company or any Subsidiary sells the capital stock of a Guarantor such that the Guarantor ceases to be a Subsidiary, then upon delivery to each holder of the Notes of an Officer’s Certificate by the Company giving notice thereof, such Guarantor shall be automatically released from its obligations under the Guaranty Agreement (without the need for the execution or delivery of any other document by any holder of a Note or any other Person) if, as of the date of such event, after giving effect to such release, no Default or Event of Default shall have occurred and be continuing (and a representation and warranty to that effect shall be contained in such Officer’s Certificate), provided that any Guarantor may also be released from its obligations under the Guaranty Agreement at any time with prior written consent of each holder of a Note.
Section 10. Negative Covenants.
          The Company covenants that so long as any of the Notes are outstanding:
     Section 10.1. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the Material purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
     Section 10.2. Merger, Consolidation, Etc. The Company will not and will not permit any Guarantor to consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
          (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company or such Guarantor as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company or such Guarantor is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each

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covenant and condition of this Agreement and the Notes in the case of the Company and of the Guaranty Agreement in the case of any Guarantor and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and
          (b) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, it being agreed that for purposes of determining compliance with Section 10.7(a) and (c), such transaction shall be treated on a Pro Forma Basis for the relevant period as having been consummated as of the last day of the immediately preceding fiscal quarter.
No such conveyance, transfer or lease of substantially all of the assets of the Company or such Guarantor shall have the effect of releasing the Company or such Guarantor or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes or the Guaranty Agreement as the case may be.
     Section 10.3. Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum; provided, that the foregoing shall not be deemed to prohibit Acquisitions by the Company or its Subsidiaries as long as the acquired Persons are consumer products companies or other companies operating in businesses similar to or related to the current businesses conducted by the Company and its Subsidiaries, as well as suppliers to or distributors of products similar to those of the Company and its Subsidiaries.
     Section 10.4. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.
     Section 10.5. Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes

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shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property), except:
     (a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;
     (b) Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings, provided that payment thereof is not required by Section 9.4, and Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(i);
     (c) Liens incidental to the conduct of the business of the Company and its Subsidiaries or the ownership of their property, including, without limitation, deposits and landlords’, lessors’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar liens, and Liens with respect to the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case which are not incurred in connection with the incurrence of Indebtedness and which do not, in the aggregate, Materially impair the use of such property in the operation of the business of the Company and its Subsidiaries taken as a whole or the value of such property for the purposes of such business;
     (d) easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law as arising in the ordinary course of business that do not secure any monetary obligation and do not Materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or such Subsidiary;
     (e) Liens existing on the date of this Agreement and securing the Indebtedness of the Company and its Subsidiaries referred to in Schedule 5.15;
     (f) (i) any Lien in property comprising fixed or capital assets or in rights relating thereto to secure any rights granted with respect to such property in connection with the provision of all or a part of the purchase price or cost of the construction of such property created contemporaneously with, or within 365 days after, such acquisition or the completion of such construction, or
     (ii) any Lien in property comprising fixed or capital assets existing in such property at the time of acquisition thereof, whether or not the Indebtedness secured thereby is assumed by the Company or such Subsidiary, or
     (iii) any Lien existing in the property of a Person at the time such Person is acquired by, merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Subsidiary;

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provided, however, that with respect to any of the Liens permitted by this Section 10.5(f), (A) the principal amount of the Indebtedness secured by any such Liens shall not exceed, in the aggregate, 100% of the fair market value of the related property (as determined in good faith by the Company), (B) any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and (C) with respect to the Liens permitted by clauses (ii) or (iii) of this Section 10.5(f), no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property;
     (g) Liens securing the extension, renewal or replacement of any obligation secured by a Lien permitted by the foregoing paragraphs (e) and (f); provided that (x) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or replacement is not increased or the maturity thereof reduced, (y) such Lien is not extended to any other property, and (z) immediately after such extension, renewal or replacement no Default or Event of Default would exist;
     (h) Liens on property or assets of the Company or any of its Subsidiaries securing Indebtedness owing to the Company or to a Wholly-Owned Subsidiary;
     (i) customary bankers’ Liens and rights of setoff arising by operation of law and incurred on deposits made in the ordinary course of business;
     (j) Liens on accounts receivable (and related supporting obligations and books and records) subject to any Permitted Securitization Facility; and
     (k) Liens on assets securing Indebtedness of the Company or any Subsidiary in addition to those described in clauses (a) through (j) above, provided, that no such Liens shall be incurred if at the time thereof or after giving effect thereto, a Default or Event of Default exists or would exist hereunder, including, without limitation, under Section 10.7(b).
For the purposes of this Section 10.5, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Indebtedness secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.
     Section 10.6. Subsidiary Debt Limitation. The Company will not, at any time, permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:
     (a) Indebtedness of a Subsidiary outstanding on the date of this Agreement and described on Schedule 5.15 and any refinancing, refunding, extension or renewal of such Indebtedness that does not increase the principal amount thereof;

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     (b) Indebtedness of a Subsidiary owed to the Company or a Wholly-Owned Subsidiary;
     (c) Indebtedness of a Subsidiary outstanding at the time such Subsidiary becomes a Subsidiary (and any renewal, extension or replacement thereof permitted hereunder without increase in the principal amount thereof), provided that (i) such Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary and (ii) immediately after such Subsidiary becomes a Subsidiary no Default or Event of Default shall exist;
     (d) Indebtedness pursuant to any Permitted Securitization Facility;
     (e) Indebtedness of a Subsidiary which is a Guarantor hereunder; and
     (f) Indebtedness of a Subsidiary in addition to that otherwise permitted by paragraphs (a) through (e) of this Section 10.6, provided that on the date such Subsidiary incurs or otherwise becomes liable with respect to any such additional Indebtedness and immediately after giving effect thereto and the concurrent retirement of any other Indebtedness, no Default or Event of Default exists, including, without limitation, under Section 10.7(b).
     Section 10.7. Financial Covenants.
             (a) Leverage Ratio. The Company will not permit, as of the end of each fiscal quarter, the Leverage Ratio to exceed 3.50 to 1.00, provided, that the Company may permit the Leverage Ratio to exceed 3.50 to 1.00, but in no event greater than 4.00 to 1.00, for any period of not more than six successive fiscal quarters so long as the Company timely pays the Additional Interest required pursuant to the provisions of Section 1 and the Notes.
             (b) Priority Debt. The Company will not, at any time, permit Priority Debt to exceed 20% of Consolidated Net Worth. For purposes of this Section 10.7(b), Consolidated Net Worth shall be determined as of the end of the most recently ended fiscal quarter.
             (c) Minimum Interest Coverage. The Company will not permit, as of the end of each fiscal quarter, the ratio of Consolidated EBITDA to Consolidated Interest Expense, in each case for the immediately preceding four quarter period ending with the end of such fiscal quarter, to be less than 2.50 to 1.00.
     Section 10.8. Sale of Assets. Except as permitted under Section 10.2, the Company will not, and will not permit any Subsidiary to, make any Asset Disposition unless:
     (a) in the good faith opinion of the board of directors or a Responsible Officer of the Company or the board of directors or a Responsible Officer of such Subsidiary making the Asset Disposition, the Asset Disposition is in exchange for consideration having a fair market value at least equal to that of the property exchanged and such Asset Disposition is, in the good faith judgment of the board of directors or a Responsible

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Officer of the Company or such Subsidiary, in the best interest of the Company or such Subsidiary;
     (b) at the time thereof and immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist, it being agreed that for purposes of determining compliance with Section 10.7(a) and (c), such Asset Disposition shall be treated on a Pro Forma Basis for the relevant period as having been consummated as of the last day of the immediately preceding fiscal quarter; and
     (c) immediately after giving effect to the Asset Disposition, the sum of (i) the Disposition Value of the property subject to such Asset Disposition, plus (ii) the aggregate Disposition Value for all other property that was the subject of an Asset Disposition during the period of 365 days immediately preceding such Asset Disposition, would not exceed 15% of Consolidated Total Assets determined as of the end of the most recently ended fiscal quarter preceding such Asset Disposition.
To the extent that the Net Proceeds Amount consisting of cash for any Transfer to a Person other than an Affiliate of the Company or Subsidiary is applied to a Debt Prepayment Application or applied to a Property Reinvestment Application within one year after such Transfer, then such Transfer (or, if less than all such Net Proceeds Amount is applied as contemplated hereinabove, the pro rata percentage thereof which corresponds to the Net Proceeds Amount so applied), only for the purpose of determining compliance with subsection (c) of this Section 10.8 as of any date, shall be deemed not to be an Asset Disposition.
Section 11. Events of Default.
          An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
     (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
     (c) (i) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10 or (ii) a Guarantor defaults in the performance or compliance with any term of the Guaranty Agreement; or
     (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

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     (e) any representation or warranty made in writing by or on behalf of the Company or any Guarantor or by any officer of the Company or any Guarantor in this Agreement or the Guaranty Agreement, as the case may be, or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
     (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
     (g) the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
     (h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or

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     (i) a final judgment or judgments at any one time outstanding for the payment of money aggregating in excess of $25,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
     (j) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $40,000,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $40,000,000; or
     (k) the Guaranty Agreement shall cease to be in full force and effect (other than pursuant to and in accordance with Section 9.7(b)) or the Company or any Guarantor shall contest in any manner the validity, binding nature or enforceability of the Guaranty Agreement.
Section 12. Remedies on Default, Etc.
     Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
          (b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
          (c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
          Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the

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provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or in the Guaranty Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder reasonably incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
Section 13. Registration; Exchange; Substitution of Notes.
     Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed

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and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
     Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
     Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
     (b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

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     Section 13.4. Prohibition on Transfer to a Competitor. Each Purchaser agrees that, prior to the existence of a Default or Event of Default, it will not sell, assign or otherwise transfer any Note or portion thereof to a Competitor or Competitor Affiliate. As used herein “Competitor” means any Person which is primarily engaged in the lines of business of the Company and its Subsidiaries as described in the Memorandum or as changed from time to time as permitted under the terms of this Agreement. “Competitor Affiliate” means, with respect to any Competitor, (a) any Person at the time directly or indirectly controlling, controlled by or under common control with such Competitor, (b) any other Person of which such Competitor at the time owns 50% or more on a consolidated basis of the equity interest of such Person, and (c) any other Person which at the time owns 50% or more of any class of the capital stock or other equity interest of such Competitor, provided that: (i) the provision of investment advisory services by a Person to an employee benefit plan which is owned or controlled by a Person which would otherwise be a Competitor or Competitor Affiliate shall not of itself cause the Person providing such services to be deemed a Competitor or Competitor Affiliate; and (ii) in no event shall an Institutional Investor be deemed a Competitor or Competitor Affiliate.
Section 14. Payments on Notes.
     Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
     Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

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Section 15. Expenses, Etc.
     Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel for the Purchasers and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the reasonable costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
     Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
Section 16. Survival of Representations and Warranties; Entire Agreement.
     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17. Amendment and Waiver.
     Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5,

Treehouse Foods, Inc.	Note Purchase Agreement
6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.
     Section 17.2. Solicitation of Holders of Notes.
          (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
          (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     Section 17.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     Section 17.4. Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal

Treehouse Foods, Inc.	Note Purchase Agreement
amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18. Notices.
     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
     (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
     (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Section 19. Reproduction of Documents.
     This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Treehouse Foods, Inc.	Note Purchase Agreement
Section 20. Confidential Information.
     For the purposes of this Section 20, “Confidential Information” means non-public information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
Section 21. Substitution of Purchaser.
     Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of

Treehouse Foods, Inc.	Note Purchase Agreement
the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22. Miscellaneous.
     Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
     Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
     Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.
     Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 22.5. Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking,

Treehouse Foods, Inc.	Note Purchase Agreement
such provision shall be applicable whether such action is taken directly or indirectly by such Person.
          For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
     Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
     Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
          (c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

Treehouse Foods, Inc.	Note Purchase Agreement
     (d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
* * * * *

Treehouse Foods, Inc.	Note Purchase Agreement
     If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

TreeHouse Foods, Inc.

By	/s/ Dennis F. Riordan

	Name:	Dennis F. Riordan
	Title:	Senior Vice President and Chief Financial Officer

Treehouse Foods, Inc.	Note Purchase Agreement

The foregoing is hereby agreed to as of the date thereof.

The Northwestern Mutual Life Insurance Company

By	/s/ Timothy S. Collins

	Name:	Timothy S. Collins

	Title:	Its Authorized Representative

Treehouse Foods, Inc.	Note Purchase Agreement

The foregoing is hereby agreed to as of the date thereof.

The Guardian Life Insurance Company of America

By	/s/ Ellen I. Whittaker

	Name:	Ellen I. Whittaker

	Title:	Director, Fixed Income Investments

The Guardian Insurance & Annuity Company, Inc.

By	/s/ Ellen I. Whittaker

	Name:	Ellen I. Whittaker

	Title:	Director, Fixed Income Investments

Treehouse Foods, Inc.	Note Purchase Agreement

The foregoing is hereby agreed to as of the date thereof.

CUNA Mutual Insurance Society
CUMIS Insurance Society, Inc.
MEMBERS Life Insurance Company
CUNA Mutual Life Insurance Company

By:	MEMBERS Capital Advisors, Inc.,
acting as Investment Advisor

	By:	/s/ James E. McDonald, Jr.

Name: James E. McDonald, Jr.
Title: Director, Private Placements

Treehouse Foods, Inc.	Note Purchase Agreement

The foregoing is hereby agreed to as of the date thereof.

Farm Credit Bank of Texas

By:	/s/ Eric J. Paul

	Name:	Eric J. Paul

	Title:	Vice President

Defined Terms
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Acquisition” means the acquisition (whether by purchase, merger, consolidation or otherwise) of (a) a controlling equity or other ownership interest in another Person or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.
     “Acquisition and Disposition Adjustments” means, in connection with calculating Consolidated EBITDA or Consolidated Interest Expense for any period on a Pro Forma Basis with respect to any Acquisition and/or Disposition (a) any projected synergies or similar benefits expected to be realized as a result of such Acquisition and/or Disposition to the extent such synergies or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article XI of Regulation S-X under the Securities Act, as set forth in the Officer’s Certificate delivered pursuant to Section 7.2(a), and (b) any other demonstrable cost-savings and other adjustments not included in the foregoing clause (a) that are reasonably anticipated by the Company to be achieved in connection with any such Acquisition and/or Disposition for the 12-month period following the consummation of such Acquisition and/or Disposition, which the Company determines are reasonable and as set forth in the Officer’s Certificate delivered pursuant to Section 7.2(a), provided, that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (b) shall not exceed 10% of the sum of (i) Consolidated EBITDA plus (ii) any adjustment pursuant to the foregoing clause (a).
     “Additional Interest” is defined in Section 1.2.
     “Affiliate” means, at any time, (i) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, (ii) for purposes of Section 10.1 only, with respect to the Company, shall also include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
     “Anti-Terrorism Order” means Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
Schedule B
(to Note Purchase Agreement)

     “Asset Disposition” means any Transfer except:
     (a) any Transfer from the Company to a Wholly-Owned Subsidiary or from a Subsidiary to the Company or to another Subsidiary;
     (b) any Transfer made in the ordinary course of business and involving only property that is either (1) held for lease or sale or (2) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete;
     (c) any Transfer involving only accounts receivable (and related supporting obligations and books and records) owned by the Company or a Subsidiary being sold or otherwise transferred to a Special Purpose Finance Subsidiary pursuant to any Permitted Securitization Facility; and
     (d) any Transfer by the Company or a Subsidiary of property acquired or constructed after the date of Closing so long as such property is leased back by the Company or such Subsidiary, as lessee, substantially concurrently with such Transfer (a “Sale-Leaseback”), provided that such Sale-Leaseback occurs within 365 days of the original acquisition or construction of such property by the Company or such Subsidiary.
     “Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Chicago, Illinois are required or authorized to be closed.
     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis.
     “Closing” is defined in Section 3.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Company” means TreeHouse Foods, Inc., a Delaware corporation, or any successor that becomes such in the manner prescribed in Section 10.2.

     “Confidential Information” is defined in Section 20.
     “Consolidated Domestic Assets” means, as of any date of determination, the net book value of all assets of the Company and its Domestic Subsidiaries on such date determined on a consolidated basis in accordance with GAAP.
     “Consolidated EBITDA” means, with reference to any period, Consolidated Net Earnings for such period plus, to the extent deducted in calculating Consolidated Net Earnings, (i) Consolidated Interest Expense, (ii) provisions for Federal, state, local and foreign income taxes, (iii) depreciation, (iv) amortization, (v) non-recurring expenses or losses of the Company and its Subsidiaries reducing such Consolidated Net Earnings which do not represent a cash item in such period, provided that Consolidated EBITDA shall be decreased by the amount of any cash expenditures in such period related to non-cash expenses or losses added back to Consolidated EBITDA during any prior period, (vi) any non-cash stock-based compensation expenses of the Company and its Subsidiaries reducing Consolidated Net Income for such period and (vii) Acquisition and Disposition Adjustments, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For purposes of determining compliance with Section 10.7(a) and (c) only, Consolidated EBITDA shall be determined on a Pro Forma Basis.
     “Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis and without duplication, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, and (c) the amount of payments in respect of Off-Balance Sheet Liabilities of the Company and its Subsidiaries with respect to such period that are in the nature of interest (including, with respect to securitization transactions, the aggregate discount (net of reserves) from the face value of the assets transferred), provided that Consolidated Interest Expense for any period shall exclude any amortization or write-off of deferred financing fees during such period. For purposes of determining compliance with Section 10.7(c) only, Consolidated Interest Expense shall be determined on a Pro Forma Basis.
     “Consolidated Net Earnings” means, for any period, the net earnings (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (to the extent deducted to calculate Consolidated Net Earnings) any extraordinary and non-recurring gains or losses.
     “Consolidated Net Worth” means, as at any date of determination, the value of stockholders’ equity of the Company and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

     “Consolidated Total Assets” means, as at any date of determination, the total assets of the Company and its Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Total Indebtedness” means, as at any date of determination and without duplication, the aggregate Indebtedness of the Company and its Subsidiaries as of such date calculated on a consolidated basis in accordance with GAAP.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Debt Prepayment Application” means, with respect to any Transfer of property constituting an Asset Disposition, the application by the Company or any Subsidiary of cash in an amount equal to the Net Proceeds Amount (or portion thereof) with respect to such Transfer to pay Senior Debt of the Company or any Subsidiary (other than Senior Debt in respect of any revolving credit or similar credit facility providing the Company or any Subsidiary with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Debt the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Debt).
     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” means that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.
     “Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Disposition Value” means, at any time, with respect to any property
     (a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of the disposition thereof in good faith by the Company, and
     (b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such Subsidiary Stock as is equal to the percentage that such Subsidiary Stock represents of all of the outstanding capital stock or similar equity interests of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such capital stock or similar equity interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any governmental subdivision of the United States.
     “Electronic Delivery” is defined in Section 7.1(a).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or the receipt of notification that a Multiemployer Plan is in reorganization that could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
     “Event of Default” is defined in Section 11.
     “Form 10-K” is defined in Section 7.1(b).
     “Form 10-Q” is defined in Section 7.1(a).

     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
     “Governmental Authority” means
     (a) the government of
     (i) the United States of America or any State or other political subdivision thereof, or
     (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Guarantor” means (i) as of the date of Closing, Bay Valley Foods, LLC, a Delaware limited liability company, and (ii) subsequent to the date of Closing, any Subsidiary which has satisfied the requirements of Section 9.7(a), subject, in each case, to release pursuant to and in accordance with the provisions of Section 9.7(b).
     “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such indebtedness or obligation or any property constituting security therefor;
     (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
     (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

     “Guaranty Agreement” shall mean the Guaranty Agreement dated September 22, 2006, substantially in the form of Exhibit 9.7, as amended, modified or supplemented from time to time.
     “Guaranty Joinder Agreement” means the Guaranty Joinder Agreement substantially in the form of Exhibit A to the Guaranty Agreement, as amended, modified or supplemented from time to time.
     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
     “holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “Indebtedness” with respect to any Person means, at any time, without duplication,
     (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
     (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
     (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
     (f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and
     (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
     “Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
     “Leverage Ratio” means, with respect to the Company on a consolidated basis with its Subsidiaries, as of the end of any fiscal quarter, the ratio of Consolidated Total Indebtedness at the end of such fiscal quarter to Consolidated EBITDA for the four fiscal quarters then ending.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
     “Make-Whole Amount” is defined in Section 8.6.
     “Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.
     “Material Subsidiary” means (i) any Guarantor and (ii) any direct or indirect Domestic Subsidiary of the Company (a) the total assets of which exceed, as at the end of any calendar quarter or, in the case of the consummation of any Acquisition (calculated on a Pro Forma Basis taking into account the consummation of such Acquisition), 10% of Consolidated Domestic Assets, or (b) is attributed 10% or more of Consolidated EBITDA in any fiscal year or, in the case of the consummation of any Acquisition, calculated on a Pro Forma Basis taking into account the consummation of such Acquisition as if such Acquisition occurred on the first day of the fiscal year most recently ended.
     “Memorandum” is defined in Section 5.3.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

     “NAIC” means the National Association of Insurance Commissioners or any successor thereto.
     “Net Proceeds Amount” means, with respect to any Transfer by the Company or any Subsidiary, an amount equal to the difference of
     (a) the aggregate amount of the consideration (valued at the fair market value thereof by the Company or such Subsidiary in good faith) received by the Company or such Subsidiary in respect of such Transfer, minus
     (b) (i) all ordinary and reasonable out-of-pocket costs, fees and expenses actually incurred by such Person in connection with such Transfer and (ii) taxes paid or reasonably estimated to be payable as a result of such Transfer.
     “Notes” is defined in Section 1.
     “Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable laws (including, without limitation, Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; and (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Securitization Facility” means any transaction or series of transactions involving the sale of accounts receivable (and related supporting obligations and books and records) so long as the Indebtedness thereunder and other payment obligations with respect thereto are nonrecourse to the Company and its Subsidiaries (other than any Special Purpose Finance Subsidiary), other than limited recourse provisions that are customary for transactions of such type and do not have the effect of guaranteeing the repayment of any such Indebtedness or limiting the loss or credit risk of lenders or purchasers with respect to payment or performance by the obligors of the accounts receivable so transferred.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
     “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
     “Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
     “Priority Debt” means the sum, without duplication, of (i) Indebtedness of the Company and any Subsidiary secured by Liens not otherwise permitted by paragraphs (a) through (j) of Section 10.5 plus (ii) Indebtedness of Subsidiaries not otherwise permitted by paragraphs (a) through (e) of Section 10.6.
     “Pro Forma Basis” means, with respect to the calculation of Consolidated EBITDA or Consolidated Interest Expense for any period, that such calculation shall give pro forma effect to all Acquisitions and/or Dispositions during such period as if such Acquisitions and/or Dispositions occurred on the first day of such period, including the incurrence or repayment of any Indebtedness in connection therewith and (to the extent such information in sufficient detail is reasonably available) including or excluding the results of operations of the business acquired or disposed of.
     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

     “Property Reinvestment Application” means, with respect to any Transfer of property constituting an Asset Disposition, the application of an amount equal to the Net Proceeds Amount (or portion thereof) with respect to such Transfer to the acquisition by the Company or any of its Subsidiaries of operating assets for the Company or any Subsidiary to be used in the principal business of such Person (or of an entity owning operating assets, in which event the Property Reinvestment Application shall be limited to the fair market value of such operating assets).
     “PTE” is defined in Section 6.2(a).
     “Purchaser” is defined in the first paragraph of this Agreement.
     “Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
     “Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
     “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
     “SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
     “Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Senior Debt” means any Indebtedness of the Company or any Subsidiary owing to any Person which is not the Company, a Subsidiary or an Affiliate and which is not expressed to be junior or subordinate to any other Indebtedness of the Company or such Subsidiary.
     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

     “Special Purpose Finance Subsidiary” means any Subsidiary of the Company created solely for the purpose of, and whose sole activity shall consist of, acquiring and financing accounts receivable of the Company and its Subsidiaries pursuant to a Permitted Securitization Facility.
     “Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
     “Subsidiary Stock” means, with respect to any Person, the capital stock or limited liability company or other equity interests (or any options or warrants to purchase stock or similar equity interests or other Securities exchangeable for or convertible into stock or similar equity interests) of any Subsidiary of such Person.
     “SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
     “Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other form of master agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
     “Transfer” means, with respect to any Person, any transaction (including by merger, consolidation or disposition of all or substantially all the assets of such Person) in which such

Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock.
     “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Disclosure Materials
1.	Power Point slides of Treehouse Foods, Inc. Private Placement Investor Conference Call Presentation dated August 15, 2006.
Schedule 5.3
(to Note Purchase Agreement)

Subsidiaries, Affiliates, Directors and Senior Officers
Subsidiaries:

Name	Jurisdiction	Ownership
Bay Valley Foods, LLC	Delaware	100%

THF Partner, Inc.	Delaware	100%

THF Equities, LP	Delaware	Treehouse Foods, Inc. — 1%
		general partner

		THF Partner, Inc. — 99%
		limited partner
Affiliates:
None.
Directors:
Sam K. Reed
George V. Bayly
Gregg L. Engles
Michelle R. Obama
Frank J. O’Connell
Gary D. Smith
Terdema L. Ussery, II
Officers:
Sam K. Reed, Chief Executive Officer
David B. Vermylen, President and Chief Operating Officer
Dennis F. Riordan, Senior Vice President and Chief Financial Officer
Thomas E. O’Neill, Senior Vice President, General Counsel and
     Chief Administrative Officer
Harry J. Walsh, Senior Vice President of Operations
Schedule 5.4
(to Note Purchase Agreement)

Financial Statements
1.	Financial Statements for the fiscal year ended December 31, 2005

2.	Financial Statements for the fiscal quarter ended March 31, 2006

3.	Financial Statements for the fiscal quarter ended June 30, 2006
Schedule 5.5
(to Note Purchase Agreement)

Existing Indebtedness
1.	Approximately $248,300,000 outstanding under that certain Credit Agreement dated as of June 27, 2005, among TreeHouse Foods, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Agent and L/C Issuer, and the Lenders from time to time party thereto, as amended by that certain Amendment No. 1 to Credit Agreement and Joinder Agreement dated as of August 31, 2006 (as amended, the “Credit Agreement”).
2.	Guaranty Agreement dated as of June 27, 2005, by Bay Valley Foods, LLC in favor of Bank of America, N.A., as Administrative Agent, guaranteeing the obligations of TreeHouse Foods, Inc. under the Credit Agreement described in item #1 above.

3.	Capital lease and other obligations, in the aggregate principal amount of $9,660,000.
Schedule 5.15
(to Note Purchase Agreement)

[Form of Note]
Treehouse Foods, Inc.
6.03% Senior Note Due September 30, 2013

No. [____]	[Date]
$[______]	PPN 89469A A* 5
     For Value Received, the undersigned, Treehouse Foods, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                                 ] Dollars (or so much thereof as shall not have been prepaid) on September 30, 2013, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 6.03% per annum from the date hereof, payable semiannually, on the 31st day of March and the 30th day of September in each year, commencing March 31, 2007 and, thereafter, with the March or September next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 8.03% or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand). Additional interest hereon may also be required pursuant to Section 1 of the Note Purchase Agreement.
     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
     This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of September 22, 2006 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
     This Note is guaranteed pursuant to the provisions of the Guaranty Agreement.
Exhibit 1
(to Note Purchase Agreement)

     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
     This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Treehouse Foods, Inc.

By

[Title]

FORM OF GUARANTY AGREEMENT
     THIS GUARANTY AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Guaranty Agreement”), dated as of September 22, 2006, is made by EACH OF THE UNDERSIGNED AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A GUARANTY JOINDER AGREEMENT (each a “Guarantor” and collectively the “Guarantors”) for the benefit of the Noteholders (as defined below). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Note Purchase Agreement referred to below.
W I T N E S S E T H:
     WHEREAS, each Guarantor is a direct or indirect subsidiary of Treehouse Foods, Inc., a Delaware corporation (the “Company”); and
     WHEREAS, in order to repay certain outstanding debt and for other general corporate purposes, the Company has entered into a Note Purchase Agreement dated as of September 22, 2006, as may be amended, restated, or otherwise modified from time to time (the “Note Purchase Agreement”) with the institutions named on Schedule A to such Note Purchase Agreement (such institutions, together with their successors, assigns and any other future holder of the Notes, the “Noteholders”), providing for, among other things, the issue and sale to the Noteholders of $100,000,000 aggregate principal amount of the Company’s 6.03% Senior Notes due September 30, 2013 (such senior notes, as may be amended, restated or otherwise modified from time to time, and also including any senior notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement, the “Notes”); and
     WHEREAS, pursuant to the terms of Section 9.7 of the Note Purchase Agreement, the Company may from time to time cause any of its Subsidiaries to become a party to this Guaranty Agreement (either by execution on the date hereof or at a future date by way of execution and delivery of a Guaranty Joinder Agreement) and thereby guarantee the Company’s obligations under the Notes and the Note Purchase Agreement; and
     WHEREAS, in order to induce the Noteholders to enter into the Note Purchase Agreement with, and purchase the Notes from, the Company, the Guarantors have agreed to execute this Guaranty Agreement, and, by their execution and delivery hereof, each acknowledge that they will derive substantial direct and indirect benefits from the issuance of the Notes;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:
     1. Guaranty. Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Noteholders the payment in full of the Guaranteed Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Guaranteed Liabilities” means: (a) the Company’s prompt payment in full, when due or declared due and at all such times, of the principal of and Make-Whole Amount, if any, and interest on (including, without limitation, interest, whether or not an allowable claim, accruing
Exhibit 9.7
(to Note Purchase Agreement)

after the date of filing of any petition in bankruptcy, or the commencement of any bankruptcy, insolvency or similar proceeding relating to the Company) the Notes and all other amounts under the Note Purchase Agreement and all other obligations, agreements and covenants of the Company now or hereafter existing under the Note Purchase Agreement whether for principal, Make-Whole Amount, if any, interest (including, without limitation, interest, whether or not an allowable claim, accruing after the date of filing of any petition in bankruptcy, or the commencement of any bankruptcy, insolvency or similar proceeding relating to the Company), indemnification payments, expenses (including reasonable attorneys’ fees and expenses) or otherwise, and all reasonable costs and expenses, if any, incurred by any Noteholder in connection with enforcing any rights under this Guaranty Agreement. The Guarantors’ obligations to the Noteholders under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantors’ Obligations” and, with respect to each Guarantor individually, the “Guarantor’s Obligations”. Notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
     Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities.
     2. Payment. If the Company shall default in payment of any of the Guaranteed Liabilities, whether principal, interest, Make-Whole Amount, fees (including, but not limited to, the reasonable fees, expenses and disbursements of counsel), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Note Purchase Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Note Purchase Agreement, then any or all of the Guarantors will, upon demand thereof by any Noteholder, fully pay to the Noteholders, subject to any restriction on each Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Guaranteed Liabilities then due and owing.
     3. Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement to which it is a party by reason of:
     (a) any lack of legality, validity or enforceability of the Note Purchase Agreement, of any of the Notes, of this Guaranty Agreement, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Note Purchase Agreement, the Notes, this Guaranty
E-9.7-3

Agreement, and all such other agreements and instruments being collectively referred to as the “Related Agreements”);
     (b) any action taken by any Noteholder hereunder or under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;
     (c) any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;
     (d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantor’s Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;
     (e) any dissolution of the Company or any Guarantor or any other party to a Related Agreement, or the combination or consolidation of the Company or any Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Company or any Guarantor or any other party to a Related Agreement;
     (f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of principal or interest on, or Make-Whole Amount under, the Note Purchase Agreement, any of the Notes or any other Related Agreement, in whole or in part;
     (g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Guaranty now or hereafter in effect);
     (h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Note Purchase Agreement, the Notes or any other Related Agreement, including without limitation any term pertaining to the payment of any of the Guaranteed Liabilities, any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement; and
     (i) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which may or might in any manner or to any extent vary
E-9.7-4

the risks of such Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Company or any other Guarantor or to any collateral in respect of the Guaranteed Liabilities or Guarantors’ Obligations.
It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder and under each Guaranty Joinder Agreement shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.
     4. Currency and Funds of Payment. All Guarantors’ Obligations will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Noteholder with respect thereto as against the Company, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Company of any or all of the Guaranteed Liabilities.
     5. Intentionally Deleted.
     6. Subordination. Until this Guaranty Agreement is terminated in accordance with Section 21 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (i) of the Company, to the payment in full of the Guaranteed Liabilities, (ii) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor, and (iii) of each other Person now or hereafter party to a Related Arrangement, to the payment in full of the obligations of such Person owing to any Noteholder and arising under the Note Purchase Agreement, the Notes or the other Related Arrangements. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by any Noteholder, paid over forthwith to the Noteholders on account of the Guaranteed Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Noteholders separate and apart from all other funds, property and accounts of such Guarantor.
     7. Suits. Each Guarantor from time to time shall pay to each Noteholder, on demand from such Noteholder, at such Noteholder’s place of business as provided for in the Note Purchase Agreement, such Noteholder’s pro rata share of the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Noteholders or any of them may proceed to suit against any one or more or all of the Guarantors. One or more and successive or concurrent suits may be brought hereon by the Noteholders or any of them against any one or more or all of the Guarantors, whether or not suit has been commenced against the Company, any other Guarantor, or any other Person and whether or not the Noteholders have taken or failed to take any other action to collect all or any portion of the
E-9.7-5

Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.
     8. Set-Off and Waiver. Each Guarantor waives any right to assert against any Noteholder as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Company or any or all of the Noteholders without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. Each Guarantor agrees that each Noteholder shall have a lien for all the Guarantor’s Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Noteholder or otherwise in the possession or control of such Noteholder for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Noteholder, whether now existing or hereafter established, and hereby authorizes each Noteholder from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantor’s Obligations to the Noteholders then due and in such amounts as provided for in the Note Purchase Agreement or the Notes or otherwise as they may elect. For the purposes of this Section 8, all remittances and property shall be deemed to be in the possession of a Noteholder as soon as the same may be put in transit to it by mail or carrier or by other bailee.
     9. Waiver of Notice; Subrogation.
     (a) Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the incurrence from time to time of any of the Guaranteed Liabilities, or any Noteholder’s entering into arrangements with the Company, any Guarantor or any other Person giving rise to Guaranteed Liabilities, whether pursuant to the Note Purchase Agreement or the Notes or any other Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof. Each Guarantor agrees that each Noteholder may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Noteholder, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.
     (b) Each Guarantor hereby agrees that payment by such Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Noteholders or any of them upon demand by the Noteholders or any of them to such
E-9.7-6

Guarantor without the Noteholders being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Noteholders, to (i) prosecute collection or seek to enforce or resort to any remedies against the Company or any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to or on behalf of the Noteholders or other party to a Related Agreement by the Company, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY ANY NOTEHOLDER, AND THE PROVISIONS HEREOF ENFORCED BY THE NOTEHOLDERS OR ANY OF THEM, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE NOTE PURCHASE AGREEMENT.
     (c) Each Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Guaranteed Liabilities unless and until 93 days immediately following the Note Termination Date (as defined below) shall have elapsed without the filing or commencement, by or against the Company or any Guarantor, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, the Company or such Guarantor or its assets. This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by any Guarantor against the estate of the Company or any other Guarantor within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving the Company or any other Guarantor. If an amount shall be paid to any Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 21 hereof, such amount shall be held in trust for the benefit of the Noteholders and shall forthwith be paid to the Noteholders, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 21 hereof, and occurrence of the Note Termination Date. For purposes of this Guaranty Agreement, “Note Termination Date” means the date as of which the Company and the Guarantors shall have fully, finally and irrevocably paid and satisfied in full in cash all of the Guaranteed Liabilities.
     10. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 21 hereof. Any claim or claims that the Noteholders may at any time
E-9.7-7

hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the Noteholders by written notice directed to such Guarantor in accordance with Section 23 hereof.
     11. Representations and Warranties. Each Guarantor warrants and represents to the Noteholders, that:
     (a) it is duly authorized to execute and deliver this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable), and to perform its obligations under this Guaranty Agreement, that this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) has been duly executed and delivered on behalf of such Guarantor by its duly authorized representatives;
     (b) this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles;
     (c) such Guarantor’s execution, delivery and performance of this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party) do not violate or constitute a breach of any of its charter or other organizational documents, any agreement or instrument to which such Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject; and
     (d) (i) the fair value of the business and assets of such Guarantor exceeds, as of and immediately after giving effect to this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party), the liabilities of such Guarantor as of such time,
          (ii) immediately after giving effect to this Guaranty Agreement (and any Guaranty Joinder Agreement to which such Guarantor is a party), such Guarantor: (A) will not be engaged in any business or transaction, or about to engage in any business or transaction, for which its assets would constitute unreasonably small capital (within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and section 548 of the Bankruptcy Code), or (B) will not be unable to pay its debts as such debts mature, and
          (iii) such Guarantor is not entering into this Guaranty Agreement with any intent to hinder, delay, or defraud either current creditors or future creditors of such Guarantor.
     12. Expenses. Each Guarantor agrees to be jointly and severally liable for the payment of all reasonable fees and expenses, including the reasonable fees, expenses and disbursements of counsel, incurred by any Noteholder in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.
E-9.7-8

     13. Reinstatement. Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Noteholder in respect of any Guaranteed Liabilities is rescinded or must be restored for any reason, or is repaid by any Noteholder in whole or in part in good faith settlement of any pending or threatened avoidance claim.
     14. Intentionally Deleted.
     15. Reliance. Each Guarantor represents and warrants to the Noteholders, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Company, information concerning the Company and each other Guarantor and the Company’s and each other Guarantor’s financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement and any Guaranty Joinder Agreement (“Other Information”), and has full and complete access to the Company’s and each other Guarantor’s books and records and to such Other Information; (b) such Guarantor is not relying on any Noteholder or its employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Note Purchase Agreement, Notes and such other Related Agreements as it has requested, is executing this Guaranty Agreement (or the Guaranty Joinder Agreement to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement (and any Guaranty Joinder Agreement); (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Company, the Company’s financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty Agreement (and any Guaranty Joinder Agreement) and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Noteholder or its employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Company or the Company’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty Agreement (and any Guaranty Joinder Agreement), or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Noteholder has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Company or the Company’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Noteholder or its employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Noteholder or its employees, directors, agents or other representatives or Affiliates, with respect to such information.
     16. Survival of Representations and Warranties. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.
E-9.7-9

     17. Entire Agreement. This Guaranty Agreement and each Guaranty Joinder Agreement, together with the Note Purchase Agreement, the Notes and other Related Agreements, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 21, neither this Guaranty Agreement nor any Guaranty Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Note Purchase Agreement.
     18. Binding Agreement; Assignment. This Guaranty Agreement, each Guaranty Joinder Agreement and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement, any Guaranty Joinder Agreement or any other interest herein or therein without the prior written consent of the Noteholders. Each Guarantor expressly acknowledges that each Noteholder may sell, assign or otherwise transfer its Notes in accordance with the Note Purchase Agreement without affecting the obligations of the Guarantors hereunder.
     19. Severability. The provisions of this Guaranty Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.
     20. Counterparts. This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantor against whom enforcement is sought.
     21. Termination. (a) Subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement and each Guaranty Joinder Agreement, and all of the Guarantors’ Obligations hereunder (excluding those Guarantors’ obligations relating to Guaranteed Liabilities that expressly survive such termination) shall terminate automatically and without further action on the Note Termination Date.
     (b) In the event that a Guarantor shall cease to be a Subsidiary of the Company as a result of a transaction permitted by the Note Purchase Agreement, the liability of such Subsidiary hereunder shall terminate automatically and without further action upon the date that the
E-9.7-10

Company delivers a certification thereof to the Noteholders together with a certification that no Default or Event or Default is occurring on such date or will occur at the time of such release, and in each of the foregoing cases such matters shall in fact be true and correct.
     22. Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Noteholders provided by law or under the Note Purchase Agreement, the Notes or other applicable agreements or instruments. The purchase of the Notes by the Noteholders shall be conclusively presumed to have been made in reliance upon each Guarantor’s guaranty of the Guaranteed Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.
     23. Notices. Any notice required or permitted hereunder or under any Guaranty Joinder Agreement shall be given, (a) with respect to each Guarantor, at the address of the Company indicated in Section 18 of the Note Purchase Agreement and (b) with respect to the Noteholders, at each Noteholder’s address indicated in Section 18 of the Note Purchase Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 18 of the Note Purchase Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.
     24. Joinder. Each Person who shall at any time execute and deliver to the Noteholders a Guaranty Joinder Agreement substantially in the form attached as Exhibit A hereto shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the Note Purchase Agreement and Notes to the Guarantors or to the parties to this Guaranty Agreement shall be deemed to include such Person as a Guarantor hereunder.
     25. Governing Law; Venue; Waiver of Jury Trial.
     (a) THIS GUARANTY AGREEMENT AND EACH GUARANTY JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
     (b) EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS
E-9.7-11

GUARANTY AGREEMENT OR A GUARANTY JOINDER AGREEMENT, SUCH GUARANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.
     (c) EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS FOR NOTICES TO SUCH GUARANTOR IN EFFECT PURSUANT TO SECTION 23 HEREOF, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.
     (d) NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF SHALL PRECLUDE THE NOTEHOLDERS OR ANY OF THEM FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT IN THE COURTS OF ANY JURISDICTION WHERE ANY GUARANTOR OR ANY OF SUCH GUARANTOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.
     (e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS GUARANTY AGREEMENT OR ANY GUARANTY JOINDER AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH GUARANTOR AND BY THEIR ACCEPTANCE HEREOF, THE NOTEHOLDERS, HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY
E-9.7-12

APPLICABLE LAW, ANY RIGHT ANY SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.
     (f) EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.
     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTORS:

By:
Name:
Title:

E-9.7-13

EXHIBIT A TO FORM OF GUARANTY AGREEMENT
FORM OF GUARANTY JOINDER AGREEMENT
     THIS GUARANTY JOINDER AGREEMENT (the “Guaranty Joinder Agreement”), dated as of                      , 20___ is made by                                            , a                       (the “Joining Guarantor”), delivered to the Noteholders of the 6.03% Senior Notes due September 30, 2013 of Treehouse Foods, Inc. (the “Company”) issued pursuant to that certain Note Purchase Agreement dated as of September 22, 2006, as may be amended, restated, or otherwise modified from time to time (the “Note Purchase Agreement”) between the Company and the institutions named on Schedule A thereto (such institutions, together with their successors, assigns and any other future holder of the Notes, the “Noteholders”). All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Note Purchase Agreement.
     WHEREAS, the Joining Guarantor is a Subsidiary of the Company;
     WHEREAS, certain existing Subsidiaries of the Company have guaranteed the obligations of the Company under the Note Purchase Agreement and Notes pursuant to that certain Guaranty Agreement dated as of September 22, 2006 (the “Guaranty Agreement”), executed by the Subsidiaries parties thereto for the benefit of the Noteholders; and
     WHEREAS, Section 9.7(a) of the Note Purchase Agreement specifies that any Subsidiary of the Company may become a Guarantor under the Guaranty Agreement by execution and delivery of a joinder agreement. Each of the undersigned Joining Guarantors is executing this Guaranty Joinder Agreement in accordance with the requirements of the Note Purchase Agreement in order to become a Guarantor under the Guaranty Agreement as consideration for the Notes previously purchased.
     NOW, THEREFORE, the Joining Guarantor hereby agrees as follows for the benefit of the Noteholders:
     1. Joinder. The Joining Guarantor hereby irrevocably, absolutely and unconditionally becomes a party to the Guaranty Agreement as a Guarantor and bound by all the terms, conditions, obligations, liabilities and undertakings of each Guarantor or to which each Guarantor is subject thereunder, including without limitation the joint and several, unconditional, absolute, continuing and irrevocable guarantee to the Noteholders of the payment in full of the Guaranteed Liabilities (as defined in the Guaranty Agreement) whether now existing or hereafter arising, all with the same force and effect as if the Joining Guarantor were an original signatory to the Guaranty Agreement.
     2. Affirmations. The Joining Guarantor hereby acknowledges and affirms as of the date hereof with respect to itself, its properties and its affairs each of the waivers, representations, warranties, acknowledgements and certifications applicable to any Guarantor contained in the Guaranty.

     3. Severability. The provisions of this Guaranty Joinder Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Joinder Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.
     4. Counterparts. This Guaranty Joinder Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Joinder Agreement to produce or account for more than one such counterpart executed by the Joining Guarantor.
     5. Delivery. Joining Guarantor hereby irrevocably waives notice of acceptance of this Guaranty Joinder Agreement and acknowledges that the Guaranteed Liabilities are and shall be deemed to be incurred in reliance on this Guaranty Joinder Agreement and the Guarantor’s joinder as a party to the Guaranty as herein provided.
     6. Governing Law; Venue; Waiver of Jury Trial. The provisions of Section 25 of the Guaranty are hereby incorporated by reference as if fully set forth herein.
     IN WITNESS WHEREOF, the Joining Guarantor has duly executed and delivered this Guaranty Joinder Agreement as of the day and year first written above.

JOINING GUARANTOR:

By:
Name:
Title: